Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Stellar Bancorp, Inc. (formerly known as CBTX, Inc.) on Form S-8 (file No. 333-221589 and file No. 333-262322) of our report dated February 25, 2022, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2021, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Dallas, Texas

October 26, 2022